EXHIBIT 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following unaudited pro forma combined financial data are derived from the consolidated financial statements of the Company and certain historical financial data in respect of various assets acquired by the Company.  The Unaudited Pro Forma Balance Sheet of the Company as of September 30, 2009 has been prepared assuming the Triad acquisition and all necessary ancillary transactions had been consummated on September 30, 2009.  The Unaudited Pro Forma Income Statement for the year ended December 31, 2008 and the nine months ended September 30, 2009 have been prepared assuming the Triad acquisition and all necessary ancillary transactions had been consummated as of January 1, 2008. The pro forma adjustments set forth on the attached Unaudited Pro Forma Balance Sheet and Unaudited Pro Forma Income Statements reflect the following as if they occurred on the dates hereinabove set forth:

(1)
Triad Acquisition.  The Triad acquisition as described in the Asset Purchase Agreement dated October 28, 2009 (including the issuance of the Redeemable Convertible Preferred Stock as part of the acquisition price of Triad).

(2)	Incurrence of indebtedness under the New Revolving Credit Facility described in the commitment letter from Bank of Montreal dated October 23, 2009.
(3)	Issuance of common stock which occurred between October 31, 2009 and February 10, 2010. This is included because it is a required condition to move forward and close the acquisition.
(4)	Issuance of preferred stock as described elsewhere in this document. This is included because it is a required condition to move forward and close the acquisition.

The Unaudited Pro Forma Balance Sheet reflects the preliminary allocations of the purchase price for the acquisition of Triad to the assets and liabilities of the Company. The final allocation of the purchase price, and the resulting effect on the balance sheet as well as depreciation and depletion expense in the accompanying Unaudited Pro Forma Combined Income Statements, may differ based on the actual final allocation of the purchase price.

The unaudited pro forma combined financial data should be read in conjunction with the notes thereto and with the consolidated financial statements of the Company and the notes thereto as filed in the Company's Form 10-K and Form 10-Q.

The unaudited pro forma combined financial data are not indicative of the financial position or results of operations of the Company which would actually have occurred if the transactions described above had occurred at the dates presented or which may be obtained in the future.  Additionally, the final terms of the Asset Purchase Agreement, the New Revolving Credit Facility, and the preferred stock issuances differed in certain important respects from those used in the unaudited pro-forma combined financial data.  In addition, future results may vary significantly from the results reflected in such statements due to normal oil and natural gas production declines, changes in prices paid for oil and natural gas, future acquisitions, drilling activity and other factors.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
As of September 30, 2009
(dollars in thousands)

	Magnum Hunter	Pro Forma	Note
	Historical	Adjustments	Ref	Pro Forma
ASSETS:
Current Assets
Cash & Equivalents	$2,332	$4,102	(6)	$6,434
Accounts Receivables	1,544	2,825	(1)	4,369
Derivative Assets	1,766	-		1,766
Other Current Assets	154	1,131	(1)	1,285
Total Current Assets	5,796	8,058		13,854

Property and Equipment
Oil and natural gas properties, successful efforts accounting
Unproved	18,594	11,396	(1)	29,990
Proved Properties, Net	35,493	58,773	(1)	94,266
Machinery, Equipment and Other, net	131	8,721	(1)	8,852
Total Property and Equipment, net	54,218	78,890		133,108

Other Assets
Derivative Assets	2,067	-		2,067
Deferred financing costs, net of amortization	888	1,501	(2)	2,389
Other Assets	11	417	(1)	428

TOTAL ASSETS	$62,980	$88,866		$151,846

LIABILITIES & EQUITY:
Current Liabilities
Accounts Payable	$1,321	$1,450	(1)	$2,771
Accrued Liabilities	169	546	(1)	715
Distribution Payable	213	1,750	(1)	1,963
Other Current Liabilities	813	-	(1)	813
Current Portion of Equipment Notes		867	(1)	867
Total Current Liabilities	2,516	4,613		7,129

Notes Payable, Revolving Credit Agreement	12,000	53,000	(3)	65,000
Notes Payable, Term Loan	15,000	(15,000)	(3)	-
Notes Payable for Equipment, less current portion	-	3,086	(1)	3,086
Asset Retirement Obligation	1,886	139	(1)	2,025

TOTAL LIABILITIES	31,402	45,838		77,240

Redeemable Convertible Preferred Stock	-	15,000	(1)	15,000
Redeemable Perpetual Preferred Stock, Series C	-	6,835	(10)	6,835

Shareholders Equity
Common stock, $0.01 par value	431	133	(4)	564
Additional Paid-In-Capital	55,694	23,136	(4)	78,292
		(538)	(10)
Accumulated Deficit	(25,802)	(1,538)	(5)	(27,340)
Total MHR Shareholders' Equity	30,323	21,193		51,516
Minority Interest	1,255	-		1,255
Total Equity	31,578	21,193		52,771

TOTAL LIABILITIES & EQUITY:	$62,980	$88,866		$151,846

See accompanying notes to Unaudited Pro Forma Combined Financial Data

UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
Nine Months Ended September 30, 2009
(dollars and shares in thousands)

	Magnum Hunter	Triad	Pro Forma	Note
	Historical	Historical	Adjustments	Ref	Pro Forma
Revenue:
Oil and Gas Sales	$6,566	$12,684	$-		$19,250
Field Operations	-	4,997	-		4,997
Other Income	200	68	-		268
Gain(Loss) on Sale	-	(21)	-		(21)
Total Revenue	6,766	17,728	-		24,494

Expenses:
Lease Operating Expenses	3,807	4,701	-		8,508
Field Operations	-	4,991	-		4,991
Exploration	392	391	-		783
Depreciation, Depletion and Accretion	3,100	3,821	850	(7)	7,771
General and Administrative	4,521	1,910	-		6,431
Total Expenses	11,820	15,814	850		28,484

Income (Loss) From Operations	(5,054)	1,914	(850)		(3,990)

Other Income and (Expense)
Interest Income	1	16	-		17
Interest Expense	(1,867)	(1,752)	929	(8)	(2,690)
Bankruptcy Professional Fees	-	(2,728)	-		(2,728)
Gain (Loss) on Derivative Contracts	(1,027)	600	-		(427)

Net Loss	(7,947)	(1,950)	79		(9,818)

Less: Net Loss Attributable to Noncontrolling Interest	130	-	-		130

Net Loss Attributable to Magnum Hunter Resources Corporation	(7,817)	(1,950)	79		(9,688)

Dividend on Preferred Stock	-	-	(835)	(9),(10)	(835)

Net Loss Attributable to Common Stockholders	$(7,817)	$(1,950)	$(756)		$(10,523)

Earnings Per Common Share
Basic and Diluted	$(0.21)				$(0.21)

Weighted Average Number of Common Shares Outstanding
Basic and Diluted	36,864	-	13,298	(4)	50,162

See accompanying notes to Unaudited Pro Forma Combined Financial Data

UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
Year Ended December 31, 2008
(dollars and shares in thousands)

	Magnum Hunter	Triad	Pro Forma	Note
	Historical	Historical	Adjustments	Ref	Pro Forma
Revenue:
Oil and Gas Sales	$14,486	$32,570	$-		$47,056
Field Operations	-	7,771	-		7,771
Other Income	200	1	-		201
Gain(Loss) on Sale	1,197	2,237	-		3,434
Total Revenue	15,883	42,579	-		58,462

Expenses:
Lease Operating Expenses	5,379	8,579	-		13,958
Field Operations	-	10,161	-		10,161
Exploration	7,349	473	-		7,822
Impairment of Oil and Gas Properties	1,973	-	-		1,973
Depreciation, Depletion and Accretion	7,682	5,833	777	(7)	14,292
General and Administrative	3,964	3,587	-		7,551
Total Expenses	26,347	28,633	777		55,757

Income (Loss) From Operations	(10,464)	13,946	(777)		2,705

Other Income and (Expense)
Interest Income	189	110	-		299
Interest Expense	(2,772)	(4,093)	1,666	(8)	(5,199)
Bankruptcy Professional Fees	-	(329)	-		(329)
Loss on Debt Extinguishment	(2,791)	-	-		(2,791)
Gain (Loss) on Derivative Contracts	7,311	(3,397)	-		3,914

Net Loss	(8,527)	6,237	889		(1,401)

Less: Net Loss Attributable to Noncontrolling Interest	1,640	-	-		1,640

Net Loss Attributable to Magnum Hunter Resources Corporation	(6,887)	6,237	889		239

Dividend on Preferred Stock	(734)	-	(1,112)	(9),(10)	(1,846)

Net Loss Attributable to Common Stockholders	$(7,621)	$6,237	$(223)		$(1,607)

Earnings Per Common Share
Basic and Diluted	$(0.21)				$(0.03)

Weighted Average Number of Common Shares Outstanding
Basic and Diluted	36,714	-	13,298	(4)	50,012

See accompanying notes to Unaudited Pro Forma Combined Financial Data

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
(dollars in thousands)

(1)
To record the acquisition of Triad’s assets for an estimated purchase price of $85,568.  The estimated purchase price includes the payoff in cash of loans under Triad’s existing revolving and term credit agreement, the payoff in cash of existing debtor in possession financing, the payoff in cash of certain other Triad liabilities and costs at closing, the assumption of certain notes payable related to equipment included in the transaction, the assumption of certain other current liabilities of Triad, and the issuance of Redeemable Convertible Preferred Stock of the Company. The acquisition is accounted for under the purchase method of accounting.  All assets acquired and liabilities assumed are recorded at fair market value as determined by management. As noted above, these are preliminary estimates and are subject to adjustment.  The Company expects to incur legal and professional fees connected with this transaction of $650, which will be expensed. The following table summarizes the assets acquired and purchase price paid:

ASSETS ACQUIRED (at fair market value):
Unproved oil and gas properties	$11,396
Proved oil and gas properties	58,773
Equipment and other fixed assets	8,721
Other non current assets	417
Cash and cash equivalents	2,305
Accounts receivable	2,825
Other current assets	1,131
Total assets acquired	$85,568

PURCHASE PRICE (at fair market value)
Cash payments at closing:
Payoff Triad Revolver	$55,000
Payoff DIP loan	500
Payoff other Triad liabilities at closing	7,230
Total cash payments	62,730

Liabilities assumed:
Notes payable for equipment	3,953
ARO assumed	139
Accounts payable	1,450
Accrued liabilities	546
Distribution payable	1,750
Other current liabilities	-
Total liabilities assumed	7,838

Redeemable Convertible Preferred Stock
Stated value $15 million, reflected at estimated current fair market value	15,000
Total purchase price paid	$85,568

Decrease in cash from the acquisition:
Cash payment portion of purchase price	$62,730
Estimated legal and professional transaction fees	650
Less Cash and equivalents acquired from Triad	(2,305)
Net decrease in cash from the acquisition	$61,075

(2)
To record the estimated deferred financing fees associated with the Company’s New Revolving Credit Facility, of $2,389, net of write off of $888, for the Company’s existing facility which is being extinguished and replaced as part of this transaction.  The resulting net change to deferred financing costs is:

New Credit Facility debt issuance costs	$2,389
Unamortized debt issuance costs expensed	(888)
Net change to Deferred financing costs	$1,501
(3)	To record new borrowings and refinancing associated with the Triad acquisition as follows:
New Revolving Credit Facility	$65,000
Repay Company’s previous Revolving Credit Facility	(12,000)
Net change to revolving facility	53,000
Repay Company’s previous Term Loan Facility	(15,000)
Fees paid on new credit facility	(2,389)
Net proceeds from New Credit Facility	$35,611
(4)
To record the issuance of common stock for the purpose of securing cash necessary for the acquisition of Triad.  The issuance occurred at various times between October 31, 2009 and February 10, 2010.  We issued approximately 13.3 million common shares and approximately 1.7 million warrants for net proceeds of approximately $23,843. The Company’s common stock has a par value of one cent per share.  The Company incurred fees of $574 to register the common and preferred stock under a universal shelf registration.

(5)
To record the Company's charge against earnings of ($1,538) resulting from the estimated legal and professional fees incurred in the Triad acquisition of $650 (see Note 1) and the write-off of deferred financing costs related to the previous credit facility of $888 (see Note 2).

(6)
To record the  change in cash as a result of the Triad acquisition, the borrowing and repayment under the new and old revolving credit facilities, respectively, and the net proceeds from the planned issuance of common stock. The following table summarizes the changes in cash and equivalents as reflected on the pro forma balance sheet:

Net proceeds from New Credit Facility (see Note 3)	$35,611
Net proceeds from the issuance of common stock (see Note 4)	23,843
Net proceeds from the issuance of preferred stock (see Note 10)	6,297
Fees paid for the registration of common and preferred stocks (see Note 4)	(574)
Net change in cash from the acquisition of Triad (see Note 1)	(61,074)
Net change to cash and cash equivalents	$4,102
(7)
To record the pro forma adjustment to depletion and depreciation expense as the result of treating the acquisition of Triad as if it had occurred January 1, 2008. Depletion was calculated using the units of production method.  Depreciation was computed using the straight-line method based on the following useful lives:

Gas gathering system	20 years
Disposal well	20 years
Machinery and equipment	5 - 10 years
(8)
To record the pro forma adjustment to interest expense as the result of treating the acquisition of Triad, the borrowing and repayment under the new and old revolving credit agreements, and the proceeds from the issuance of common stock and preferred stock  as if they occurred January 1, 2008.

(9)
To record the effect of the issuance of the Redeemable Convertible Preferred Stock as if it had been issued at January 1, 2008. For the nine month period in 2009, the dividend adjustment reflects cash dividends of $309. For the one year period in 2008, the dividend adjustment reflects cash dividends of $412.

(10)
To record the effect of the issuance of the Series C Preferred Stock for the purpose of securing cash necessary for the acquisition of Triad as if it had been issued at January 1, 2008.  The Series C Preferred Stock will have a stated value of $6,835 and will pay a 10.25% cash dividend.  Net proceeds after selling expenses of $538 were $6,297.  For the nine month period in 2009, the dividend adjustment reflects cash dividends of $525.  For the one year period in 2008, the dividend adjustment reflects cash dividends of $701.